SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

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Date of report (Date of earliest event reported): June 20, 2006

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	33-70992	23-2679963

(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification No.)
incorporation or
organization)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) Stephen W. McHugh was appointed to the Board of Directors of the Company on June 20, 2006, to fill the vacancy resulting from the death of William W. Sellers on June 3, 2006. Mr. McHugh was also appointed to replace Mr. Sellers as a member of the Audit Committee.

Mr. McHugh is President and was co-founder in 1986 of Santa Barbara Infrared, Inc., located in Santa Barbara, California. The company designs and manufactures military and commercial Electro-Optical test equipment. The principal customers of the company are in the aerospace industry and the U.S. government. Santa Barbara Infrared, Inc. was recently acquired by HEICO Corporation, a New York Stock Exchange listed company, with annual revenues of approximately $270,000,000 and net income of approximately $23,000,000. Mr. McHugh was awarded a B.S. degree in Engineering and Economics from the University of California, San Diego in 1979.

At the time of his appointment to the Board of Directors, and as compensation for serving as a Director, the Company granted to Mr. McHugh non-vested options to purchase up to 6,000 shares of Common Stock of the Company at $8.00 per share. The options vest as follows: 3,000 on June 20, 2007; and 3,000 on June 20, 2008. The options are exercisable at any time within five years of vesting.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

By:	/s/ George R. Jensen, Jr.
George R. Jensen, Jr.
Chief Executive Officer

Dated: June 20, 2006